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                                                                   Exhibit c.3.

                               SELLING AGREEMENT

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THIS AGREEMENT is effective as of this ______ day of __________, 2006 by and among The Travelers Insurance Company ("TIC"), The Travelers Life and Annuity Company ("TLAC") (collectively the "Insurance Companies") Travelers Distribution LLC. ("Underwriter") and ((BDNAME)) ("Broker/Dealer") together with its affiliated insurance agencies (collectively the "Selling Entities") as are designated on the signature pages to this agreement.

This agreement supercedes any previous selling agreements in force among the parties with respect to the subject matter herein, either oral or written. In consideration of the mutual promises contained in this agreement, the parties agree as follows:

1. PURPOSE AND BACKGROUND. The Underwriter, the Insurance Companies, Broker/Dealer and Selling Entities enter into this agreement for the purpose of authorizing Broker/Dealer, through certain of its life insurance licensed agents to solicit applications for such life insurance (including variable life), annuity contracts (including fixed, variable, and modified guaranteed annuity products), and such other insurance products as shall be mutually agreed upon (collectively the "Insurance Contracts") as are listed on the Schedule Pages attached to this agreement as Exhibit 1 (the "Schedule Pages"). The Schedule Pages may be amended from time to time to add other Insurance Contracts.

2. LICENSING AND APPOINTMENT. The Insurance Companies have each respectively appointed Underwriter to serve as the distributor and principal underwriter of the variable Insurance Contracts. The Underwriter is registered with the Securities and Exchange Commission ("SEC"), the National Association of Securities Dealers, Inc. ("NASD") and all other appropriate state securities regulatory authorities as a broker/dealer. Broker/Dealer possesses (or affiliated insurance agencies under its control - defined as "Selling Entities" in this agreement - possess) all required insurance licenses necessary to sell the Insurance Contracts.

Accordingly Underwriter hereby appoints Broker/Dealer to distribute the variable Insurance Contracts listed on the Schedule Pages through its Registered Representatives ("Registered Representatives").

3. SECURITIES LICENSING/NASD COMPLIANCE. Broker/Dealer shall at all times, when performing its functions under this agreement, be registered and in good standing as a securities broker/dealer with the SEC and the NASD and licensed or registered as a securities broker/dealer in the states and other local jurisdictions that require such licensing or registration in connection with sales of Variable Insurance Contracts.

Broker/Dealer and Selling Entities agree to abide by all applicable state and federal rules and regulations promulgated thereunder. For the purpose of compliance with any such laws or regulations, Broker/Dealer acknowledges and agrees that, in performing broker/dealer services covered by this Agreement, it is acting in the capacity of an independent broker as defined by the by-laws of the NASD and not as an agent or employee of either Underwriter or any registered investment company.

4. INSURANCE LICENSING. Broker/Dealer represents and warrants that it is authorized and licensed as an agent under applicable state insurance laws to solicit the Insurance Contracts. In

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the event Broker/Dealer is not licensed as such, an insurance agency affiliated with Broker/Dealer shall be licensed as an agent under applicable state insurance laws to solicit the contracts of insurance contemplated hereunder. Such Selling Entity will be designated as a party to this Agreement. Without limiting the foregoing, Broker/Dealer and Selling Entities represent that they are in compliance with the terms and conditions of HOWARD & HOWARD (SUB. NOM. FIRST OF AMERICA BROKERAGE SERVICE, INC.) (avail. Sept. 28, 1995) issued by the staff of the Securities and Exchange Commission with respect to the non-registration as a broker-dealer of an insurance agency associated with a registered broker-dealer. Broker/Dealer and Selling Entities shall notify Underwriter and Insurance Companies immediately in writing if Broker/Dealer and/or Selling Entities fail to comply with any such terms and conditions and shall take such measures as may be necessary and as promptly as practicable under the circumstances to cure any such non-compliance.

Broker/Dealer and Selling Entities each represent that they will engage in the solicitation and sale of Insurance Contracts in accordance with applicable insurance and securities laws and regulations and in conformity with the Insurance Companies' Compliance Manual and Policies as they may be communicated from time to time. Broker/Dealer agrees to supervise its Registered Representatives so that they will only solicit applications in states where the Insurance Products are approved for sale and where the Registered Representatives are properly licensed and appointed in accordance with applicable state laws and Insurance Companies' rules and procedures then in effect. Insurance Companies shall notify Broker/Dealer of the availability of the Insurance Products in each state.

5. APPOINTMENT OF BROKER/DEALER. The Insurance Companies hereby authorize the Broker/Dealer to sell those Insurance Contracts listed on the Schedule Pages, as such pages may be amended from time to time, including the variable Insurance Contracts, through its Registered Representatives. Broker/Dealer and Selling Entities are also appointed to perform certain administrative services necessary to facilitate the solicitation and sales of such Insurance Contracts.

Broker/Dealer or, if applicable, Selling Entities, each are appointed general agencies of Insurance Companies and each are authorized to sell the Insurance Contracts listed on the Schedule Pages.

Pursuant to the appointments described in this Section 5, Broker/Dealer and Selling Entities must comply with the following requirements:

     (a) All securities activities provided in connection with the sale of variable Insurance Contracts will be through Registered
         Representatives of Broker/Dealer;

     (b) Unregistered employees of Broker/Dealer will neither engage in securities activities nor receive any compensation based on transactions in variable Insurance Contracts or the provision of securities advice;

     (c) Broker/Dealer will maintain all necessary books and records relating to transactions in variable Insurance Contracts in accordance with applicable securities and insurance laws and regulations;

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     (d) Customers purchasing Insurance Contracts will make their checks payable to Insurance Companies. Cash, money orders and/or travelers checks are not acceptable methods of payment. Broker/Dealer will comply with Insurance Companies' Anti-Money Laundering policies as are communicated from time to time. Broker/Dealer agrees that it will not net its commissions from any premium payment, except by prior written agreement with Insurance Companies and Underwriter, which agreement must be attached hereto as an addendum, prior to any such netting of commissions, and that agreement with respect thereto may be withheld by Insurance Companies for any reason or for no reason.

     (e) Broker/Dealer will notify Insurance Company if the writing agent for any policy changes, or if the writing agent or customer requests that the writing agent for a policy be changed. Travelers will honor all such customer requests.

For the purpose of compliance with any applicable state insurance laws or regulations promulgated under them, Broker/Dealer (and, if applicable, Selling Entities) acknowledges and agrees that, solely in performing the insurance-selling functions reflected by this Agreement, it or its Registered Representative is acting as the agent of the Insurance Companies and, in that capacity, is authorized only to solicit applications from the public for the Insurance Contracts.

6. RESPONSIBILITY FOR REGISTERED REPRESENTATIVES' ACTIVITIES. Broker/Dealer is responsible to select, train, supervise and control persons whom it will allow to solicit applications for the Insurance Contracts in conformance with applicable state and federal laws and regulations. Persons engaged in the sale of variable Insurance Contracts will be Registered Representatives of Broker/Dealer in accordance with the rules of the NASD. To the extent a Registered Representative of Broker/Dealer is accompanied by other persons during the sales process, including, e.g., registered representatives of other broker-dealers or any unregistered person, Broker/Dealer shall nonetheless be fully responsible for all sales activities in which its Registered Representative in any way participates.

The Insurance Companies shall have authority to determine whether to appoint or terminate each Registered Representative or licensed agent as an insurance agent of the Insurance Companies. Broker/Dealer agrees to cooperate in supplying information or making recommendations necessary to complete such insurance agent appointments.

Unless otherwise agreed upon, in jurisdictions which require that Insurance Companies perform background investigations of agents prior to appointment, Broker/Dealer agrees to provide such information as may be necessary to perform such review, including but not limited to obtaining permission from each Registered Representative who seeks such appointment.

To the extent agreed upon by the parties to this agreement, Broker/Dealer (and Selling Entities) will certify as to the fitness of each individual that it presents for appointment with the Insurance Companies. Such certification will take the form of a General Letter of Recommendation which will describe the representations Broker/Dealer will make for each agent. If applicable, a General Letter of Recommendation will be added to this Agreement and incorporated hereunder. Insurance Companies will have the right to periodically request assurances or otherwise audit Broker/Dealer's records to ensure compliance with the terms of the General Letter of Recommendation. Such assurances may take the form of a questionnaire requesting updated assurances about the representations contained in the General Letter of Recommendation and made for each agent presented to the Insurance Companies for appointment.

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Upon request by Insurance Companies, Broker/Dealer and/or Selling Entities
shall furnish such appropriate records and permit such reasonable audit procedures as may be necessary to establish supervision of its Registered Representatives in connection with sales of the Insurance Contracts. Upon Insurance Companies' review of such supervisory materials, Broker/Dealer shall make such changes to its Registered Representatives' rules of conduct as Insurance Companies may reasonably request but only to the extent that such requests relate to sale of the Insurance Contracts.

Broker/Dealer shall notify Insurance Companies if any Registered Representative ceases to be a Registered Representative of Broker/Dealer or ceases to maintain the proper licensing required for the sale of the Insurance Contracts or fails to meet material rules and standards imposed by either Broker/Dealer or the Selling Entities including but not limited to continuing education requirements.

7. SUITABILITY OF SALES OF INSURANCE CONTRACTS. With regard to variable Insurance Contracts, Broker/Dealer will review all contract and policy applications for suitability, completeness and correctness as to form. Broker/Dealer shall also be responsible for ensuring compliance with NASD suitability rules and standards applicable to sales of variable Insurance Contracts. Broker/Dealer is also responsible for ensuring that all sales are in compliance with applicable state insurance laws and regulations.

Broker/Dealer shall ensure that its Registered Representatives comply with the prospectus delivery requirements under the Securities Act of 1933. In addition, Broker/Dealer shall ensure that its Registered Representatives shall not make recommendations to an applicant to purchase an Insurance Product in the absence of reasonable grounds to believe that the purchase is suitable for such applicant, as required by applicable state insurance laws, the suitability requirements of the Securities Exchange Act of 1934 and the NASD Conduct Rules. Broker/Dealer shall ensure that each application obtained by its Registered Representatives shall bear evidence of approval by one of its principals indicating that the application has been reviewed for suitability.

Broker/Dealer will promptly, but in no case later than the end of the business day that Broker/Dealer receives applications and payment, forward to the applicable Insurance Company, at addresses provided, all such applications found suitable and in good form, together with any payments received with such applications. Broker/Dealer will immediately return to the applicant all applications deemed by Broker/Dealer to be unsuitable or not complete and correct as to form together with any payments received. The Insurance Companies reserve the right to reject any Insurance Policy application and return any payment made in connection with an application which is rejected.

Delivery to the Insurance Companies of Insurance Contract applications, any initial payment in connection therewith, as well as any subsequent payments or transactions processed through the Broker/Dealer or Selling Entities, shall remain the sole responsibility of Broker/Dealer and Selling Entities until such time as such applications and payments are actually received by Insurance Companies in good order. Any reversal and reprocessing requested by Broker/Dealer subsequent to a transaction processed by Insurance Companies in accordance with instructions and/or data received from Broker/Dealer, as well as any failure of the method (e.g., utilization of an electronic order entry vendor) chosen by Broker/Dealer to transmit such applications, transactions and payments, is the sole responsibility of the Broker/Dealer and Broker/Dealer

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shall indemnify the Underwriter and Insurance Companies against any demands by
Broker/Dealer, Selling Entities and/or its, or their, customers for reimbursement of any losses related thereto.

Insurance Contracts issued will be forwarded to Broker/Dealer or, at the direction of Broker/Dealer, to the Registered Representative for delivery to the Contract Owner, or directly to the Contract Owner. Broker/Dealer shall obtain and retain a written receipt for each Insurance Contract which Broker/Dealer or its Registered Representatives deliver (which, if appropriate, will also document that there is no apparent change in the Contract Owner's health or that the policy was not so delivered due to an apparent change in the Contract Owner's health) and warrants that it will deliver such documents on a timely basis.

The parties acknowledge that sales and solicitations may, where agreed to in advance by Insurance Companies and consistent with state insurance laws and regulations and Insurance Companies' administrative practices, be conducted either without an application or on a basis where an application or premium is submitted subsequent to a sale. If such sales procedures are permitted, Broker/Dealer agrees that it will continue to be responsible for compliance with applicable laws concerning, among other things, suitability and policy delivery requirements and for returning any compensation paid which was based upon premium prior to receipt thereof by Insurance Companies if such premium is not subsequently received by Insurance Companies within the time frames allowed therefore in accordance with Insurance Companies' administrative practices then in effect. Broker/Dealer agrees to hold Insurance Companies and Underwriter harmless for any failure to follow such rules, regulations or practices.

8. SOLICITATION/REPRESENTATIONS CONCERNING THE INSURANCE CONTRACTS. Broker/Dealer will perform the selling functions required by this Agreement in accordance with the terms and conditions of any applicable prospectus(es).

Broker/Dealer will make only representations included in the prospectus or in any authorized supplemental material. No sales solicitations, including the delivery of supplemental sales literature or other such materials, shall occur, be delivered to, or used with a prospective purchaser unless accompanied or preceded by appropriate and then current prospectuses. Neither Broker/Dealer nor Selling Entities will make representations concerning an Insurance Contract contrary to the terms of the particular Insurance Contract.

Broker/Dealer and Selling Entities understand, acknowledge, and represent that Insurance Contracts and Purchase Payments thereunder shall not be solicited, offered, or sold in connection with any so-called market timing or asset allocation program, plan, arrangement or service that has not been approved in advance in writing by Insurance Companies and Underwriter. Should Underwriter or Insurance Companies determine at their sole discretion that Broker/Dealer or a Selling Entity is soliciting, offering, or selling, or has solicited, offered, or sold, Insurance Contracts or Purchase Payments subject to any so-called market timing or asset allocation program, plan, arrangement or service, Underwriter or Insurance Companies may take such action which is necessary, at its sole discretion, to halt such solicitations, offers or sales. Furthermore, in addition to any indemnification provided in Section 12 of this Agreement and any other liability that Broker/Dealer and Selling Entities might have, Broker/Dealer and Selling Entities shall each be liable to Underwriter and Insurance Companies and each Fund affected by any so-called market timing or asset allocation program, plan, arrangement or service, for any damages or losses, actual or consequential, sustained by Underwriter or Insurance Companies or

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any Fund, as a result of any so-called market timing or asset allocation program, plan, arrangement or service which causes such losses or damages following solicitation, offer, or sale of an Insurance Contract or Purchase Payment subject to market timing or asset allocation or similar service by Broker-Dealer, Selling Entities, Registered Representatives or any agents thereof.

Any material prepared or used by Broker/Dealer or its Registered Representatives, which describes in whole or in part or refers by name or form to any of the Insurance Companies' Insurance Contracts or underlying funds or uses the name of the Insurance Companies, Underwriter, or Citigroup Inc., or the logos or service marks of any of them, or the name, logos or service marks of any "Affiliated Company" of any of them, as that term is defined in
Section 2(a)(2) of the Investment Company Act of 1940, other than the Broker/Dealer or any subsidiary of it, must be approved by Underwriter in writing prior to any such use.

Broker/Dealer and Selling Entities acknowledge that information pertaining to Underwriter and Insurance Companies is proprietary in nature. Broker/Dealer and Selling Entities agree that they will not disclose or provide access to any information concerning Insurance Companies or Underwriter's products, services or programs to any person, other than such Registered Representatives who are appointed as agents of Insurance Companies, for consideration or otherwise, unless Insurance Companies or Underwriter consent to such use in writing. Broker/Dealer and Selling Entities agree that, following the termination of this Agreement for any reason, they will not enter into any plan, program, scheme or course of action which would systematically attempt to induce any Contract Owner(s) away from Insurance Companies, except that Broker/Dealer may always recommend a move to another company's product if such move would be more suitable than Insurance Companies' product for a particular client or clients or in the event of a detrimental change in the financial stability of Insurance Companies which Broker/Dealer believes would jeopardize its clients.

9. USE OF CONFIDENTIAL INFORMATION. The parties to this Agreement agree to safeguard customer information provided during the application and underwriting process by Contract Owners. Specifically, the parties understand that the Insurance Companies provide a "Privacy Notice" substantially in the form provided to Broker/Dealer from time to time as may be required by applicable law. The parties agree to cooperate with each other to comply with the terms of this Privacy Notice. The Companies and Underwriter represent that they shall not use consumers' or customers' non-public personal information in any way not anticipated under this Agreement, or in any way not permitted under applicable statutes or regulations or the rules of any self-regulatory organization having jurisdiction over the parties.

10. COMPENSATION. Compensation payable to Broker/Dealer on sales of the Insurance Contracts sold by Registered Representatives will be paid to Broker/Dealer or, as necessary to meet any legal requirements, to Selling Entities in accordance with the Compensation Schedule(s) set forth on the Schedule Pages. Such Schedule Pages may be amended from time to time and, except as otherwise announced in writing by Insurance Companies in advance in connection with a commission special, compensation will always be paid in accordance with the Compensation Schedule in effect at the time the premium payments are received by the applicable Insurance Company (in the case of annuities) or in effect as of the contract date (in the case of life insurance). The Insurance Companies reserve the privilege of amending the Compensation Schedules set forth in the Schedule Pages at any time with prior written or electronic notice (either by electronic mail or by changing the commission schedules as posted

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on the Insurance Companies' web site for producers) to Broker/Dealer.
Continuing compensation, of any form, on any Insurance Contract, is subject to the condition precedent that Broker/Dealer remains the broker of record for such contract and is servicing such contract to Insurance Companies' satisfaction. Payment of compensation to Registered Representatives of Broker/Dealer is the sole responsibility of Broker/Dealer.

11. ASSIGNMENT OF AGREEMENT. This Agreement may not be assigned except by mutual consent and will continue, subject to the termination by any party on written notice to the other party except that, in the event Broker/Dealer ceases to be a registered Broker/Dealer or a member in good standing of the NASD, this Agreement will immediately terminate. Underwriter reserves the right to designate, at its sole discretion, an alternative Principal Underwriter for the distribution of the Contracts covered by this Agreement with prior written notice to Broker/Dealer except in the event that TIC and/or TLAC replaces Underwriter as discussed below.

The parties understand that, should TIC and/or TLAC replace Underwriter, any such substituted party will automatically assume all of Underwriter's rights and duties under this Agreement. TIC and or TLAC may assume such functions itself, or assign these to affiliated, properly licensed broker-dealers. TIC and/or TLAC will notify Broker/Dealer if any such substitution occurs.

12. INDEMNIFICATION

   a. Broker-Dealer and Selling Entities, jointly and severally, shall indemnify and hold harmless Underwriter and Insurance Companies and each person who controls or is associated with Underwriter or Insurance Companies within the meaning of such terms under the federal securities laws, and any officer, director, employee or agent of the foregoing, against any and all losses, claims, damages or liabilities, joint or several (including any investigative, legal and other expenses reasonably incurred in connection with, and any amounts paid in settlement of, any action, suit or proceeding or any claim asserted), to which they or any of them may become subject under any statute or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities arise out of or are based upon:

       (1) violation(s) by Broker/Dealer, Selling Entities, or a Registered Representative of federal or state securities law or regulation(s), insurance law or regulation(s), or any rule or requirement of the NASD;

       (2) any unauthorized use of promotional, sales or advertising material, any oral or written misrepresentations, or any unlawful sales practices concerning the Insurance Contracts, by Broker/Dealer, Selling Entities or Registered Representatives;

       (3) claims by the Registered Representatives or other agents or representatives of Selling Entities or Broker/Dealer for commissions or other compensation or remuneration of any type;

       (4) any failure on the part of Broker/Dealer, Selling Entities or a Registered Representative to submit Purchase Payments or applications to Insurance

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           Companies, or to submit the correct amount of a Purchase Payment, on a timely basis and in accordance with this Agreement and the Compliance Manual as communicated from time to time, subject to applicable law;

       (5) any failure on the part of Broker/Dealer, Selling Entities, or a Registered Representative to deliver Insurance Contracts to purchasers thereof on a timely basis and in accordance with this Agreement; or

       (6) a breach by Broker/Dealer, Selling Entities or a Registered Representative of any provision of this Agreement.

       This indemnification will be in addition to any liability which Broker/Dealer and Selling Entities may otherwise have.

   b. Underwriter and Insurance Companies, jointly and severally, shall indemnify and hold harmless Broker/Dealer and Selling Entities and each person who controls or is associated with Broker/Dealer or Selling Entities within the meaning of such terms under the federal securities laws, and any officer, director, employee or agent of the foregoing, against any and all losses, claims, damages or liabilities, joint or several (including any investigative, legal and other expenses reasonably incurred in connection with, and any amounts paid in settlement of, any action, suit or proceeding or any claim asserted), to which they or any of them may become subject under any statute or regulation, NASD rule or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities arise out of or are based upon any breach by Underwriter or Insurance Companies of any provision of this Agreement. This indemnification will be in addition to any liability which Underwriter and Insurance Companies, jointly and severally, may otherwise have.

   c. Promptly after receipt by a party entitled to indemnification (indemnified person) under this Section 12 of notice of the commencement of any action as to which a claim will be made against any person obligated to provide indemnification under this Section 12 (indemnifying party), such indemnified person shall notify the indemnifying party in writing of the commencement thereof as soon as practicable thereafter, but failure to so notify the indemnifying party shall not relieve the indemnifying party from any liability which it may have to the indemnified person otherwise than on account of this Section 12. The indemnifying party will be entitled to participate in the defense of the indemnified person but such participation will not relieve such indemnifying party of the obligation to reimburse the indemnified person for reasonable legal and other expenses incurred by such indemnified person in defending himself or itself. The indemnifying party shall not be liable for any indirect, consequential or punitive damages.

13. FUND TRANSFER REQUESTS. Broker/Dealer is responsible for, and will supervise the activities of its Registered Representatives with regard to, requests for investment option transfers and transactions subsequent to the issuance of any Insurance Product, requested on behalf of Contract Owners. Broker/Dealer will not permit its Registered Representatives to request investment option transfers unless such authority has been granted in writing to the

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Registered Representative by a Contract Owner and proof of such authority has been provided to and acknowledged by the Insurance Companies. Broker/Dealer agrees that it will cause its Registered Representatives to use such forms as may be reasonably required by Insurance Companies.

Broker/Dealer represents that it will indemnify Insurance Companies, their employees, agents and affiliated parties from any loss occasioned by any claimed or actual improper or unauthorized investment option transfer, subsequent transaction or surrender request made by Broker/Dealer or its Registered Representative on behalf of a Contract Owner.

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14. NOTICES. All notices to the Insurance Companies or Underwriter relating to this Agreement should be sent to the attention of:

            If sent via U.S. mail:          If sent via overnight mail:

            Travelers Life & Annuity        Travelers Life & Annuity
            P.O. Box 990026                 One Cityplace, 19th flr.
            Hartford, CT 06199-0026         Hartford, CT 06103-3415
            Attention: General Counsel      Attention: General Counsel

All notices to Broker/Dealer will be duly given if mailed or faxed to the address provided to Insurance Companies by Broker/Dealer from time to time.

15. INDEPENDENT CONTRACTORS. Underwriter and Insurance Companies are independent contractors with respect to Broker/Dealer, Selling Entities, and Registered Representatives.

16. GOVERNING LAW. This Agreement shall be construed in accordance with and governed by the laws of the state of Connecticut.

17. AMENDMENT OF AGREEMENT. Insurance Companies reserve the right to amend this Agreement at any time, and the submission of an application by Broker/Dealer after notice of any such amendment has been received by the other parties shall constitute the other parties' agreement to any such amendment.

18. TERMINATION. This Agreement may be terminated, without cause, by any party upon thirty (30) days' prior written notice, and may be terminated, for failure to perform satisfactorily or other cause, by any party immediately and shall be terminated if Broker/Dealer shall cease to be a registered broker/dealer under the Securities Exchange Act of 1934, as amended, or a Member in good standing of the NASD. Notwithstanding, the following sections shall survive any such termination: Sections 3, 4, 6, 8, 10 (unless termination is for cause), 12, 14, 16, 19, 20, 21 and 24.

19. WAIVER UPON TERMINATION. Failure of any party to terminate this Agreement for any of the causes set forth in this Agreement will not constitute a waiver of the right to terminate this Agreement at a later time for any of these causes.

20. BOOKS AND RECORDS. Broker/Dealer shall maintain all books and records required by applicable laws, regulations and self regulatory organizations (e.g. the National Association of Securities Dealers) in connection with the offer and sale of the Insurance Contracts. The books, accounts and records of Broker/Dealer relating to the sale of the Insurance Contracts shall be maintained so as to clearly and accurately disclose the nature and details of all transactions. Underwriter and Insurance Companies reserve the right to
(i) request reasonable periodic inspection of such books and records as relate to the sale and solicitation of the Insurance Contracts and (ii) to audit all records pertaining to any Registered Representative of Broker/Dealer who is or was appointed an insurance agent of Insurance Companies.

21. COOPERATION WITH REGULATORY INVESTIGATIONS. Broker/Dealer, Selling Entities, Insurance Companies and Underwriter agree to cooperate fully in any insurance, securities or other regulatory investigation, inquiry, inspection, or proceeding or in any judicial proceeding arising

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in connection with the Insurance Contracts. Broker/Dealer and Insurance
Companies shall cooperate with each other to resolve any customer complaint and each agrees to promptly notify the other, upon receipt of notice, of any investigation, claim or proceeding involving the Insurance Contracts or any situation which would materially affect the respective party's ability to perform its obligations hereunder. Each of the parties to this Agreement agrees that it will promptly notify the other parties of any material claim of which it becomes aware involving the sale or solicitation of the Insurance Contracts.

22. FIDELITY BOND AND ERRORS AND OMISSIONS COVERAGE. Broker/Dealer represents that all of its directors, officers, employees and Registered Representatives are and shall be continuously covered by a blanket fidelity bond covering for larceny and embezzlement and issued by a reputable bonding company. This bond shall be maintained at Broker/Dealer's expense and shall be at least of the form, type and amount required under the NASD Conduct Rules. Broker/Dealer and Selling Entities each represent and warrant that its agents are covered by Errors and Omissions insurance.

23. ANTI-MONEY LAUNDERING. Broker-Dealer acknowledges that certain provisions of the USA PATRIOT Act, and all applicable implementing regulations promulgated by either the Secretary of the United States Treasury or the Securities and Exchange Commission are applicable to it, including but not limited to: (a) The development and implementation of an anti-money laundering program; (b) "Know Your Customer" and "source of funds" identification and verification procedures in compliance with implementing regulations promulgated pursuant to the USA PATRIOT Act; (c) Financial transaction monitoring/surveillance procedures to determine whether any client is engaging in suspicious activities that should be reported to the United States Treasury Department's Financial Crimes Enforcement Network office; and (d) A protocol to facilitate appropriate federal regulatory examiners obtaining information and records regarding Broker/Dealer's anti-money laundering program and to conduct inspections for purposes of the program.

Broker-Dealer agrees to not sell any product issued by Insurance Companies to:
(1) any investor listed on the U.S. Treasury Department's Office of Foreign Assets Control ("OFAC") list of prohibited persons, entities, and countries, and for which any Insurance Companies' transactions with such investor are prohibited under the various economic sanctions laws and regulations administered by OFAC, or (2) a foreign shell bank. A foreign shell bank is defined as a bank that (a) does not maintain a physical presence, in any jurisdiction; and (b) is not (i) an affiliate of a bank that maintains a physical presence, and (ii) subject to regulation by the governmental authority that regulates the non-shell bank affiliate.

Broker-Dealer and Insurance Companies each agree to cooperate and share information with one another pursuant to Section 314 of the USA PATRIOT Act so as to enable each of us to reasonably assess customer activity and determine whether that activity is suspicious and warrants reporting to the Treasury Department. We all agree to cooperate and share information with one another pursuant to Section 312 and 313 of the USA PATRIOT Act so as to enable each of us to conduct enhanced due diligence monitoring of customer activity involving any customer identified as a senior foreign political figure or maintaining a residence in a jurisdiction deemed non-cooperative in the fight against international money laundering by the Financial Action Task Force.

24. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed in all respects an original.

25. ARBITRATION. The parties to this Agreement agree to refer any dispute arising under this Selling Agreement to arbitration. Such arbitration proceeding will be held in Hartford, Connecticut (or such other location as may be mutually agreed upon) and will be governed by the Code of Arbitration Procedures of the National Association of Securities Dealers.




                     [THIS SPACE INTENTIONALLY LEFT BLANK]

In reliance on the representations set forth and in consideration of the undertakings described herein, the parties represented below do hereby contract and agree. IN WITNESS WHEREOF, the parties have signed this agreement as indicated above.

                                         BROKER/DEALER
THE TRAVELERS INSURANCE COMPANY          ((BDNAME))

By:                                      By:
       --------------------------------         ------------------------------
Name:                                    Name:
       --------------------------------         ------------------------------
Title:                                   Title:
       --------------------------------         ------------------------------
Date:                                    Date:
       --------------------------------         ------------------------------

                                         ((ADDRESS1))
TRAVELERS DISTRIBUTION LLC               ((ADDRESS2))
                                         ((CITY)), ((STATE)) ((POSTALCODE))
By:
       --------------------------------
Name:
       --------------------------------
Title:                                   AFFILIATED INSURANCE AGENCY
       --------------------------------  ((GANAME))
Date:
       --------------------------------
                                         By:
                                                ------------------------------
THE TRAVELERS LIFE AND ANNUITY           Name:
COMPANY                                         ------------------------------
                                         Title:
                                                ------------------------------
By:                                      Date:
       --------------------------------         ------------------------------
Name:
       --------------------------------
Title:
       --------------------------------
Date:
       --------------------------------

                                   EXHIBIT 1
                        SELLING AGREEMENT SCHEDULE PAGE

Broker/Dealer and Selling Entities are authorized to solicit applications for the life insurance contracts, annuity contracts, and the other insurance products listed below:

       I. Annuity

              {insert product name}

       II. Life Insurance

              {insert product name}

All products described herein are subject to state availability. Compensation Schedules for each product described above are listed on the following pages. The Compensation Schedules may be changed at any time, consistent with the terms of this Selling Agreement. Compensation shall consist of commission plus any expense allowance available for a particular product.

Payment of compensation for any product is subject to the following conditions and limitations, in addition to any applicable provision of the Selling
Agreement:

Compensation for products no longer available for new sales and renewals thereon shall be determined by the compensation schedule in effect at the time premiums were paid, except as may be later modified by written notice from the Insurance Company.

1. CHARGEBACKS OF COMPENSATION. If the Insurance Companies return all or a portion of a premium paid with respect to an Insurance Contract, Broker/Dealer (and/or Selling Entity if applicable) shall be obligated to refund to Insurance Companies compensation (within thirty (30) days of demand therefore if not already charged back) received as follows:

   (a) consistent with the Selling Agreement, the Insurance Contract solicited is returned as not taken under the policy or contract "free look" provisions;

   (b) premiums are refunded due to overpayments, errors in billing or in the timing of automatic premium collection deductions, or errors resulting in policy reissue;

   (c) the check delivered in payment of any contract premium does not clear;

   (d) the Insurance Contract is terminated or the premium is refunded because the Broker/Dealer, Selling Entity or Registered Representative who sold the Insurance Contract committed an act, error or omission that contributed to the termination of the Insurance Contract or the need to return premium;

   (e) the issuing Insurance Company rejects the application;

   (f) a judicial or regulatory authority directs the issuing Insurance Company to return premium payments with or without assessment of a surrender charge;

   (g) the applicant's initial premium on a 1035 exchange is returned because the expected rollover amount from another policy or contract is not transferred due to the exchange not meeting the legal requirements to qualify for a tax-free exchange;

   (h) the issuing Insurance Company returns unearned premium on a life insurance contract as required by the provisions of the Insurance Contract;

   (i) the issuing Insurance Company determines that it has a legal liability to return premiums on a life insurance contract after the Insurance Contract is issued;

   (j) the issuing Insurance Company and Broker/Dealer mutually agree to return all or a portion of a premium with respect to a particular Insurance Contract;

   (k) the Insurance Policy is surrendered within six months from the date of issuance. (unless waived in advance in writing by the issuing Insurance Company). In the event of a full or partial surrender within twelve months of a purchase payment, the Insurance Companies reserve the right to impose a chargeback proportionate to the amount of any purchase payment withdrawn/surrendered, or as otherwise provided herein. In any case, Insurance Companies may offset amounts paid in compensation on surrendered contracts from future sales in the event that a chargeback is triggered by operation of this Agreement; or

   (l) Broker/Dealer engages in any fraudulent or illegal activity in connection with the sale or administration of Insurance Contracts.

2. FREE LOOK PROVISION: If any Contract is redeemed at any time or if within the applicable free look period after confirmation by the Insurance Companies of any premium payments credited to a Contract, that Contract is tendered for full or partial surrender, or the life at risk thereunder dies, then, at the option of the Insurance Companies, no compensation will be payable with respect to such premium payments and any compensation previously paid for said premium payments must be refunded to the applicable Insurance Company. Insurance Companies agree to notify Broker/Dealer within ten (10) business days after the request for repurchase or redemption or notification of death of the life at risk is received by the applicable Insurance Company.

3. REBATING: If Broker/Dealer or Selling Entity or any Registered Representative or agent of Broker/Dealer or Selling Entity rebates or offers to rebate all or any part of a premium on an Insurance Contract issued by the Insurance Companies in violation of applicable state insurance laws or regulations, or if Broker/Dealer or any Registered Representative of Broker/Dealer shall withhold any premium on an Insurance Contract issued by the Insurance Companies, the same may be grounds for termination of this Selling Agreement by Insurance Companies.

4. CHURNING: If Broker/Dealer induces or attempts to induce any Contract Owner to relinquish an Insurance Contract except under circumstances where there is reasonable grounds for believing the contract or certificate is not suitable for such person, Broker-Dealer's right to receive any compensation under this Agreement shall cease and terminate.

5. CONTRACT DELIVERY RECEIPTS: Unless selected in the box below, all annuity contracts sold by Broker/Dealer will be sent directly to Contract Owners. Life insurance contracts will be sent to the Broker/Dealer or, if applicable, to its supporting General Agent, for delivery to the Contract Owners. Be advised that for all contracts sent to the Broker/Dealer, a contract delivery receipt signed by both the financial representative and the client must be returned to the Insurance Company.

               COMMISSION AND EXPENSE ALLOWANCE ("COMPENSATION")
                        SCHEDULE FOR ANNUITY CONTRACTS
                                      A 1

This Schedule is attached to and is made a part of the Agreement. It is subject to the terms and conditions contained in the Agreement. In no event will either TIC or TLAC be liable for the payment of any compensation with respect to any solicitation made, in whole or in part, by any person not appropriately licensed to conduct such activities.

Pursuant to the Agreement, the Insurance Companies may terminate or amend this Schedule at their sole discretion. If any such changes are made, we will notify you prior to the effective date.

The compensation arrangements described below shall govern compensation payouts. Compensation based on premium will be calculated only on premiums actually received in good order by the Insurance Companies. Compensation will be paid only on an as-earned basis. Compensation will be paid to Broker/Dealer unless state insurance laws require that compensation payments be made to an insurance agency.

1. Compensation based on premium payments will be based only on premium actually received and accepted by the Insurance Companies.

2. No compensation will be earned on the initial exchange of any TIC or TLAC contract. Subsequent premium payments may be eligible for compensation payments.

3. The Insurance Companies reserve the right to reduce first year compensation and renewal compensation if necessary, on any annuity contracts sold to residents of any jurisdiction which imposes new and/or additional premium or similar taxes or charge. In such event, the Insurance Companies will notify Broker/Dealer.

4. If within forty-five (45) days (one year for Tax Sheltered Annuities) after confirmation of any premium credited to an Annuity Contract by either of the Insurance Companies the Annuity Contract is canceled or surrendered, or if the Annuitant shall die, then, at the option of the Company, no compensation will be payable with respect to that premium and any compensation previously paid on that premium must be refunded to the Company.

                          COMPENSATION SCHEDULES FOR
                            LIFE INSURANCE PRODUCTS
                                      A2

This Schedule is attached to and is made a part of the Agreement. It is subject to the terms and conditions contained in the Agreement.

The compensation arrangements described below shall govern compensation payouts. Compensation based on premium will be calculated only on premiums actually received in good order by the Insurance Companies. Compensation will be paid only on an as-earned basis. Compensation will be paid to Broker/Dealer unless state insurance laws require that compensation payments be made to an insurance agency.

1. Insurance Companies will pay compensation and allowances on premiums paid for additional benefits or increases in benefits of any kind at the same rate as is being allowed at the time of addition, or increase for the premiums of the contracts to which they are added. Insurance Companies will not pay compensation: on premiums for a policy which is a conversion of employee Special Protection Plan, Employee Life Insurance-Plan 1 or group life insurance; on extra premiums for a policy which are charged due to temporary flat substandard rating because of physical impairments; or on premiums of a policy which are waived under any provision of such policy.

2. If a Life Insurance Contract is converted to a different Contract, Insurance Companies will pay compensation in accordance with our rules applying to such contracts at the time of conversion.

3. Where, in Insurance Companies' judgment, a policy replaces a policy previously issued by Insurance Companies on the same policyholder (other than as a term conversion), the compensation payable for the first year of insurance on the new policy will be adjusted in accordance with Insurance Companies' procedures in effect at the time of such replacement.

4. Compensation on all universal life and variable universal life policies which would otherwise be payable, will not be paid on remittances received for contracts following a partial withdrawal until the sum of such remittances equals the amount of the withdrawal at which time Insurance Companies will pay compensation on subsequent remittances.

5. While recognizing the opportunity for flexibility in policyholder service options inherent to universal life forms of insurance, evidence of manipulation by any Registered Representative of universal life contracts, contributions, loans, surrenders or replacements, not deemed by Insurance Companies to be in the best interest of the then policyholder will result in chargeback of compensation and/or termination of this Agreement.

6. Initial compensation payable under this Schedule will be payable at the time of the receipt and acceptance of premium by the Insurance Companies. The amount, if any, and the time of payment of compensation on replacements, changes, exchanges, term renewals, premium payments paid in advance, or similar policy issuance situations shall be governed by the Insurance Companies' underwriting and administrative rules then in effect.

7. As used in the attached compensation schedules, the following definitions apply:

   "FLEXIBLE PREMIUM POLICY" means a policy under which the policyholder can unilaterally vary the amount or timing of premium.

   "NEW PREMIUM" means the premium paid in the first year of the Flexible premium policy that is compensated at the first year rate. Increases in coverage after policy issue may also generate new premium. For Term contracts, New premium is the premium required to be paid in the first year. Certain term contracts may have non-compensated policy fees in the first policy year.

   "EXCESS PREMIUM" is the premium credited to a Flexible Premium policy in the first year that is greater than New premium.

   "RENEWAL PREMIUM" is the premium credited to a Flexible premium policy in all years following the first policy year with the exception of that portion of the Renewal premium designated by the Insurance Companies in their sole discretion